Exhibit 99.1

AGTC Announces Financial Results for the Third Quarter Ended

March 31, 2015

GAINESVILLE, Fla., (May 11, 2015) – Applied Genetic Technologies Corporation (NASDAQ:  AGTC), a clinical stage biotechnology company developing adeno-associated virus (AAV)-based gene therapies for the treatment of rare eye diseases, today announced financial results for the third quarter ended March 31, 2015.

“We continue to focus on our mission to develop products that transform the lives of patients with severe diseases in ophthalmology, and we are motivated by several recent and upcoming milestones,” said Sue Washer, President and CEO. “Recently, the U.S. Food and Drug Administration accepted our Investigational New Drug (IND) application, enabling us to initiate a Phase I/II clinical trial of our product candidate for the treatment of X-linked retinoschisis (XLRS), and we expect to report initial clinical results for this program during the second half of calendar 2015.  We also plan to file an IND for our achromatopsia (ACHM) program later this year and are planning to initiate a Phase I/II clinical trial thereafter, subject to the agency’s review and acceptance of that application.”

Select Financial Results for the Third Quarter Ended March 31, 2015

Total revenue for the three months ended March 31, 2015 increased by $52,000 to $284,000 compared to the same period in 2014.  The increase was primarily driven by higher grant revenue resulting from increased activity in grant-funded projects, partially offset by a reduction to zero of the company’s sponsored research revenue due to the fact that no milestones associated with the sponsored research arrangements were attained during the quarter.

Research and development expense for the three months ended March 31, 2015 increased by $2.0 million to $4.1 million compared to the same period in 2014.  The increase was primarily the result of increased activity relating to the company’s XLRS, ACHM, XLRP and other product candidates, including higher facilities and other costs associated with laboratory expansions.  In addition, employee-related costs increased during the more recent period primarily as a result of higher expenses associated with share-based compensation plans and the hiring of additional employees.

General and administrative expense for the three months ended March 31, 2015 increased by $1.2 million to $2.6 million compared to the same period in 2014.  The increase was primarily the result of higher employee-related costs associated with the company’s share-based compensation plans and the hiring of additional employees.  In addition, legal and other administrative expenses have increased primarily due to the additional costs associated with operating as a publicly-traded company.

The company reported a net loss of $6.3 million in the three months ended March 31, 2015 compared with $3.6 million for the same period in 2014.

At March 31, 2015, the company’s cash, cash equivalents and investments amounted to $91.8 million.

About AGTC

AGTC is a clinical-stage biotechnology company that uses its proprietary gene therapy platform to develop products designed to transform the lives of patients with severe diseases in ophthalmology.  AGTC's lead product candidates focus on X-linked retinoschisis, achromatopsia and X-linked retinitis pigmentosa, which are inherited orphan diseases of the eye, caused by mutations in single genes that significantly affect visual function and currently lack effective medical treatments.  AGTC is also pursuing pre-clinical development of treatments for wet AMD using the company's experience in vector design and ophthalmology to expand into disease indications with larger markets.

About X-linked Retinoschisis (XLRS)

XLRS is an inherited retinal disease caused by mutations in the RS1 gene, which encodes the retinoschisin protein. It is characterized by abnormal splitting of the layers of the retina, resulting in poor visual acuity in young boys, which can progress to legal blindness in adult men.

About Achromatopsia (ACHM)

ACHM is an inherited retinal disease, which is present from birth and is characterized by the lack of cone photoreceptor function. The condition results in markedly reduced visual acuity light sensitivity causing day blindness, and complete loss of color discrimination. Best-corrected visual acuity in persons affected by ACHM, even under subdued light conditions, is usually about 20/200, a level at which people are considered legally blind.

About X-linked Retinitis Pigmentosa (XLRP)

XLRP is an inherited condition that causes boys to develop night blindness by the time they are ten and progresses to legal blindness by their early forties.

About Age-related Macular Degeneration (AMD)

AMD is a retinal disease that usually affects older adults and results in a loss of vision in the center of the visual field (the macula).  It is a major cause of blindness and visual impairment in older adults and occurs in “dry” and neovascular, or “wet,” forms.

Forward Looking Statements

This release contains forward-looking statements that reflect AGTC's plans, estimates, assumptions and beliefs. These statements relate to a variety of matters, including but not limited to: the anticipated timing of clinical trials for the company’s ACHM and XLRS product candidates and the company’s expectations regarding its ability to execute its clinical and business strategies.  Forward-looking statements include all statements that are not historical facts and can be identified by terms such as "anticipates," "believes," "could," "seeks," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions and the negatives of those terms.  Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors, which include, but are not limited to, the following: no gene therapy products have been approved in the United States and the company cannot predict when or if it will obtain regulatory approval to commercialize a product candidate; the company relies on third parties to conduct, supervise and monitor its clinical trials and to conduct certain aspects of its product manufacturing and protocol development; and increased regulatory scrutiny of gene therapy and genetic research could damage public perception of the company’s product candidates or adversely affect the company’s ability to conduct its business.  Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A—Risk Factors" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014, as filed with the SEC.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Also, forward-looking statements represent management's plans, estimates, assumptions and beliefs only as of the date of this release.  Except as required by law, AGTC assumes no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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Financial tables follow

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED BALANCE SHEETS

(UNAUDITED)

	March 31,	June 30,
In thousands, except per share data	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$44,483	$8,623
Investments	17,796	64,450
Grants receivable	1,255	487
Prepaid and other current assets	1,575	1,876
Total current assets	65,109	75,436
Investments	29,489	—
Property and equipment, net	533	402
Intangible assets, net	1,447	1,565
Other assets	7	4
Total assets	$96,585	$77,407
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$764	$949
Accrued and other liabilities	3,028	1,585
Total current liabilities	3,792	2,534
Total liabilities	3,792	2,534
Stockholders' equity:
Common stock, par value $.001 per share, 150,000 shares authorized; 16,486 and 14,082 shares issued; 16,476 and 14,082 shares outstanding at March 31, 2015 and June 30, 2014, respectively	16	14
Additional paid-in capital	173,468	139,193
Accumulated deficit	(80,691)	(64,334)
Total stockholders' equity	92,793	74,873
Total liabilities and stockholders' equity	$96,585	$77,407

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
In thousands, except per share amounts	2015	2014	2015	2014
Revenue:
Grant revenue	$284	$182	$1,541	$648
Sponsored research and other revenue	—	50	100	357
Total revenue	284	232	1,641	1,005
Operating expenses:
Research and development	4,104	2,128	11,975	5,801
General and administrative	2,571	1,364	6,168	3,335
Total operating expenses	6,675	3,492	18,143	9,136
Loss from operations	(6,391)	(3,260)	(16,502)	(8,131)
Other income (expense):
Investment income	67	8	147	23
Fair value adjustments to warrant liabilities	—	(336)	—	(441)
Fair value adjustments to Series B purchase rights	—	—	—	(2,838)
Other expense	(2)	—	(2)	—
Total other income (expense), net	65	(328)	145	(3,256)
Net loss	$(6,326)	$(3,588)	$(16,357)	$(11,387)
Net loss per share, basic and diluted	$(0.38)	$(25.45)	$(1.01)	$(95.69)
Weighted average shares outstanding, basic and diluted	16,463	141	16,172	119

CONTACT:

David Carey

Lazar Partners Ltd.

T: (212) 867-1768

dcarey@lazarpartners.com

Corporate Contact:

Larry Bullock

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (386) 462-2204

lbullock@agtc.com